Exhibit 99

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Any and All Cash Tender Offer

For $11.15 Billion of Senior Notes

New York, August 20, 2019 – JPMorgan Chase & Co. (“JPMorgan Chase”) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its securities listed below (the “Securities”) at the purchase prices indicated:

CUSIP Number	Title of Security	Interest Rate	Maturity	Aggregate Principal Amount Outstanding	Purchase Price Per $1,000 Principal Amount of Securities(1)
46625HKA7	2.250% Notes due 2020	2.250%	January 23, 2020	$3,750,000,000	$1,000.55
46625HKB5	Floating Rate Notes due 2020	3 month LIBOR + 0.955%	January 23, 2020	$1,150,000,000	$1,004.00
46625HHQ6	4.950% Notes due 2020	4.950%	March 25, 2020	$1,500,000,000	$1,016.80
46625HLW8	2.750% Notes due 2020	2.750%	June 23, 2020	$2,250,000,000	$1,005.65
46625HHS2	4.40% Notes due 2020	4.40%	July 22, 2020	$2,500,000,000	$1,022.20

(1)

Plus accrued and unpaid interest from the last interest payment date to, but not including, the initial settlement date for the applicable series of Securities purchased pursuant to the Offer (the “Initial Settlement Date”).

The Offer is being made pursuant to an Offer to Purchase dated today, which contains detailed information concerning the terms of the Offer. The Offer is scheduled to expire at 5:00 p.m., New York City time, on August 26, 2019 unless extended or earlier terminated (the “Expiration Date”). Upon the terms and subject to the conditions of the Offer, the Initial Settlement Date is expected to be August 27, 2019.

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the Expiration Date. Securities subject to the Offer may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, JPMorgan Chase may, at its sole discretion, waive any condition applicable to the tender offer and may extend the Offer.

Under certain conditions and as more fully described in the Offer to Purchase, JPMorgan Chase may terminate the tender offer before the Expiration Date.

JPMorgan Chase has appointed J.P. Morgan Securities LLC to act as dealer manager for the Offer, and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at +1-212-269-5550 (banks and brokers) or +1 800-659-6590 or email at jpm@dfking.com. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at +1 866-834-4666 or collect at +1 212-834-4811.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: http://www.dfking.com/jpm.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of JPMorgan Chase, the Dealer Manager, the Tender Agent, the Information Agent or any of their respective affiliates makes any recommendation in connection with the Offer. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers and other information applicable to the Offer.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438